CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the S-3 registration statement (File No. 333-188381) and the S-8 registration statement (File No. 333-184884) of ClearSign Combustion Corporation of our report dated March 11, 2014 with respect to the audited financial statements of ClearSign Combustion Corporation for the year ended December 31, 2013.

March 11, 2014

Santa Monica, California